EXHIBIT 99.1

Contact:	Mark L. Mestayer
Chief Financial Officer
(225) 293-9440

PICCADILLY REPORTS CHANGE IN FISCAL YEAR

AND RECORDS PENSION LIABILITY

BATON ROUGE, LOUISIANA (August 6, 2002) –Piccadilly Cafeterias, Inc. (NYSE:PIC) today announced that it will record a net pension liability of $22.5 million as of July 2, 2002, after it was determined that the present values of its pension plan liabilities exceeded the fair values of plan assets at that date.  The funded status of the pension plans deteriorated from June 30, 2001 to June 30, 2002, because the fair value of the plans, assets had declined due to market performance and the present value of the plans, liabilities had increased, reflecting a decline in market interest rates.  The Company had previously announced on May 8, 2002, that the anticipated year end adjustment would be between $16 million and $18 million.  The increase in the actual amount over the earlier anticipated amount reflects further deterioration in asset performance.

The recording of the pension plan liability, which is mandated by the accounting rules, did not affect the Company,s earnings, but did reduce total shareholders, equity at July 2, 2002. The liability will be evaluated and adjusted, up or down as appropriate, on an annual basis to reflect changes in the funded status of the plans at future annual valuation dates.

The pension plan liability has no immediate cash impact.  However, if future earnings on plan assets do not recover to eliminate the under funding, the Company may be required to begin contributing to the pension plans beginning in fiscal 2004 or 2005.  The Company believes that, in the event contributions are required, those contributions will be spread over several years.  The Company believes that it will have sufficient liquidity to fund these contributions without materially affecting its operations.

The Company previously announced that it had submitted a plan to the New York Stock Exchange to demonstrate that the Company could meet the continued listing requirements of the NYSE by February 8, 2003, a deadline established by the NYSE.  With the reduction in shareholders, equity in the Company,s fourth quarter, the Company has determined that it is not expected to meet the shareholders, equity level targeted by the plan.  The Company continues to have dialogue with the NYSE while evaluating its eligibility to list its stock on other stock exchanges.

The Company also announced that it has adopted a 52-53 week fiscal reporting period for its 2002 fiscal year, resulting in a 2002 fiscal year-end date of July 2, 2002, rather than June 30, 2002.  Prospectively, quarterly reporting will reflect 13-week periods except for a 53-week year in which the fourth quarter will reflect 14 weeks.  The change from a monthly reporting period to a 52-53 week reporting period is consistent with industry practices.

The Company previously announced that it will provide an online Web simulcast of its year-end 2002 earnings conference call on Thursday, August 15, 2002.  The Company will release its results for the fourth quarter and fiscal year ended July 2, 2002, that morning.  The live broadcast of Piccadilly's conference call will begin at 3:00 p.m. Eastern Time on Thursday, August 15, 2002.  An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue through September 15, 2002.  A link to these events will be available at the Company's website:  www.piccadilly.com.

Piccadilly is a leader in the family-dining segment of the restaurant industry and operates over 200 cafeterias in the Southeastern and Mid-Atlantic states.  For more information about the Company visit the Company,s website at www.piccadilly.com.

Forward-looking statements regarding management's present plans or expectations may differ materially from actual results.  These plans and expectations involve risks and uncertainties relative to certain factors including return expectations, allocation of resources, changing economic or competitive conditions, advertising effectiveness, the ability to achieve cost reductions, the ability to secure long-term financing, and the ability to offset inflationary pressures through increases in selling prices, among others, any of which may result in material differences.

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